                                                                     EXHIBIT 3.1

                               SECOND RESTATEMENT
                                       OF
                            ARTICLES OF INCORPORATION
                                       OF
                              IN HOME HEALTH, INC.



     I, Kenneth J. Figge, as Secretary of In Home Health, Inc., a Minnesota corporation, do hereby certify that this Second Restatement correctly sets forth without change the existing provisions of the articles of incorporation of In Home Health, Inc. as previously amended to date, and that this Second Restatement was duly approved by the Board of Directors of In Home Health, Inc. on October 24, 1995, to wit:

                                    ARTICLE I

          The name of this corporation shall be In Home Health, Inc.

                                   ARTICLE II

          The location and address of this corporation's registered office in this state is:

                              In Home Health, Inc.
                            Carlson Center, Suite 500
                              601 Lakeshore Parkway
                           Minnetonka, MN  55305-5214

                                   ARTICLE III

          The authorized capital stock of this corporation shall consist of Forty Million (40,000,000) shares of Common Stock, par value $.01 per share, and One Million (1,000,000) shares of Preferred Stock. The Preferred Stock may be issued from time to time as shares of one or more series. Subject to the provisions hereof and the limitations prescribed by law, the Board of Directors is authorized, by adopting resolutions providing for the issuance of Preferred Stock of any particular series, to establish the number of shares of Preferred Stock to be included in each such series, and to fix the par value, designation, relative powers, preferences, rights, qualifications, limitations and restrictions thereof, including without limitation the right to create voting, dividend and liquidation preferences greater than those of Common Stock.

          In addition, as to any series of Preferred Stock which may have voting rights fixed by resolution of the Board of Directors, the Board of Directors is authorized to provide in the resolution fixing the voting rights of any series of


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     Preferred Stock that each share of such Preferred Stock has voting rights equal to the number of shares of Common Stock into which each such share of Preferred Stock may be convertible at any time.


                                   ARTICLE IV

          Shareholders shall have no rights of cumulative voting.

                                    ARTICLE V

          Shareholders shall have no rights, preemptive or otherwise, to acquire any part of any unissued shares or other securities of this corporation or of any rights to purchase shares or other securities of this corporation before the corporation may offer them to other persons.

                                   ARTICLE VI

          The Board of Directors of this corporation shall consist of three directors or such other number of directors as shall be fixed in the manner provided in the By-laws or this corporation.

                                   ARTICLE VII

          Any action required or permitted to be taken at a meeting of the Board of Directors may be taken by written action signed by all of the directors then in office, unless the action is one which need not be approved by the shareholders, in which case such action shall be effective if signed by the number of directors that would be required to take the same action at a meeting at which all directors were present.

                                  ARTICLE VIII

          No director of the Corporation shall be personally liable to the Corporation or its shareholders for monetary damages for breach of fiduciary duty by such director as a director; provided, however, that his
     Article VIII shall not eliminate or limit the liability of a director to the extent provided by applicable law (I) for any breach of the director's duty of loyalty to the Corporation or its shareholders, (ii) for acts or omissions not in good faith or that involve intentional misconduct or a knowing violation of law, (iii) under Sections 302A.559 or 80A.23 of the Minnesota Statutes, (iv) for any transaction from which the director derived an improper personal benefit, or (v) for any act or omission occurring prior to the date when this Article VIII become effective. If the Minnesota Business Corporation Act is amended after approval by the shareholders of this Article to authorize corporate action further eliminating or


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     limiting the personal liability of directors, then the liability of a director of the Corporation shall be eliminated or limited to the fullest extent permitted by the Minnesota Business Corporation Act, as so amended. No amendment to or repeal of this Article VIII shall apply to, or have any effect on, the liability or alleged liability of any director of the Corporation for or with respect to any acts or omissions of such director occurring prior to such amendment or repeal.

          IN WITNESS WHEREOF, I have hereunto subscribed my name pursuant to and authorized by the foregoing resolution this 24th day of October, 1995.


                                             /s/ Kenneth J. Figge
                                            ------------------------------------
                                                 Kenneth J. Figge, Secretary of
                                                    In Home Health, Inc.

     STATE OF MINNESOTA )
                        )  ss.
     COUNTY OF HENNEPIN )

          The foregoing instrument was acknowledged before me this 24th day of October, 1995, by Kenneth J. Figge, the Secretary of In Home Health, Inc., a Minnesota corporation, on behalf of the corporation.

                                            /s/ Myrna J. Florentine
                                            ------------------------------------
                                            Notary Public
                                            My Commission Expires: Jan 31, 2000
                                                                   ----------


                                                         MYRNA J. FLORENTINE
                                  [NOTARY PUBLIC SEAL] NOTARY PUBLIC MINNESOTA
                                                        MY COMMISSION EXPIRES
                                                            JANUARY 31, 2000


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